Exhibit 10(ee)

WAIVER AND RELEASE

This WAIVER AND RELEASE, dated April 28, 2006 (this “Waiver”), is made and entered into by Mayo A. Shattuck III.

WHEREAS, Constellation Energy Group, Inc., a Maryland corporation (the “Company”), and I are parties to that certain Employment Agreement, dated December 18, 2005 (the “Employment Agreement”) (capitalized terms used in this Waiver without definition to have the respective meanings assigned to them in the Employment Agreement); and

WHEREAS, after due consideration, I have decided to waive certain provisions of the Employment Agreement, taking into account our mutual interest in completing the proposed merger with FPL Group, Inc.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, I hereby agree as follows:

1.     I hereby irrevocably waive any and all right to receive, pursuant to clauses (i) or (ii) of Section 9 of the Employment Agreement, a cash severance payment, upon termination of my employment, in excess of any base salary and bonus otherwise payable to me pursuant to subparagraphs (b) and (c) of Section 5 of the Agreement as if I had remained employed for the remainder of the original Employment Term (without regard to its earlier termination under Section 2 of the Employment Agreement), and I hereby direct the Company not to pay me cash severance pursuant to the Employment Agreement in excess of the amount set forth in this paragraph 1, notwithstanding the terms of clauses (i) and (ii) of Section 9 of the Employment Agreement (should that provision of the Employment Agreement become applicable).

2.     In support of the foregoing waiver, I forever release and discharge the Company and its affiliates and representatives (collectively, “Releasees”) from any and all causes of action, judgments, liens, indebtedness, damages, losses, claims (including attorneys’ fees and costs), liabilities and demands of whatever kind and character in connection with, relating to or in any way derivative of any claims, demands or requests for payments under the Employment Agreement that have been waived by me pursuant to this Waiver.

3.     I expressly warrant that I have had ample time to discuss the matters addressed in this Waiver with my own legal counsel and have had a full and fair opportunity to consider the effect of this Waiver on my rights and benefits under the Employment Agreement.  I further warrant that I fully understand the contents and effect of this document and any referenced materials, and of my own free will and without coercion approve and accept the terms and provisions of this Waiver and agree to be bound by its terms. I acknowledge that I have been advised by the Company to consult with counsel of my choice and that I have been given all time periods required by law to consider this Waiver, including the 21-day period required by the ADEA and the Older Workers Benefit Protection Act (“OWBPA”). I understand that I may execute this Waiver less than 21 days from the date on which I received it from the Company, but I agree that such execution will represent my knowing waiver of such 21-day consideration period. I further acknowledge that within the 7-day period following my execution of this Waiver (the “Revocation Period”) I will have the unilateral right to revoke this Waiver, and that all obligations hereunder shall become effective only upon the expiration of the Revocation Period without my revocation hereof. I agree that in order to be effective, notice of my revocation of this Waiver must be received by the Company on or before the last day of the Revocation Period.

4.     I am executing this Waiver without reliance on any promise, warranty or representation by any third party (or any third party’s representative), other than as expressly set forth in this Waiver.

5.     This Waiver shall bind my heirs, personal representatives, successors and assigns.

6.     This Waiver shall not be modified except by means of a writing signed by me and the Company.

7.     This Waiver is made and entered into in the State of Maryland and shall in all respects be interpreted and enforced in accordance with Maryland law.

8.     If any provision of this Waiver should be deemed or held invalid or unenforceable, in whole or in part, by a court of law, such determination shall not affect any other provision of this Waiver.

[Signature page follows]

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IN WITNESS WHEREOF, this Waiver has been duly executed this 28th day of April, 2006 by Mayo A. Shattuck III.

/s/ Mayo A. Shattuck III
Mayo A. Shattuck III

Accepted by:

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Irving B. Yoskowitz
Name: Irving B. Yoskowitz
Title: Executive Vice President and General Counsel

Date of acceptance:	April 28, 2006